Exhibit 99.2

[CORAUTUS GENETICS LOGO]

For Immediate Release

AMEX: CAQ	The Investor Relations Group, Inc.
75 Fifth Street, N.W.	Jane Lin / John G. Nesbett
Suite 313	11 Stone Street, 3rd Floor
Atlanta, GA 303038	New York, NY 10004
T: 404.526.6200 F: 404.526.6218	T: 212.825.3210 F: 212.825.3229

Corautus Genetics Closes on $2.5 Million Loan Facility

- Boston Scientific Agrees To Accelerate Payment of Loan Commitment

Citing Progress in Clinical Development -

ATLANTA, GA…January 13, 2004 – Corautus Genetics Inc. (AMEX: CAQ) closed on $2,500,000 of the $15,000,000 convertible debt facility made available to the company by Boston Scientific Corporation (NYSE: BSX) under a loan agreement established between the Companies in July 2003. This transaction, in addition to the recently announced private placement for $2,150,000, both closed December 31, 2003, brings Corautus’ cash and short-term investment balances as of December 31, 2003 to approximately $8,900,000.

Boston Scientific agreed to accelerate payment of one half of the first tranche in advance of beginning the Phase IIb, given the considerable progress being made toward commencing the trial. The loans were originally to be available in three tranches of $5,000,000 each, tied to three milestones. The first milestone was the commencement of the Company’s Phase IIb clinical trial.

Richard Otto, Chief Executive Officer of Corautus, commented, “The clinical trial sponsored by Corautus is unique in that it is viewed as a combination product: the therapeutic (our VEGF-2) and the delivery device (Boston Scientific’s Stiletto catheter). Boston Scientific has proven to be an excellent ally as we coordinate and manage this clinical process. Their financial support reflects their commitment to this project. This, and our previously announced private placement, was part of our ongoing funding plan to raise capital to cover the projected trial costs. We expect to continue our financing through a combination of debt and equity.”

About Corautus Genetics

Corautus Genetics Inc. is a clinical stage biopharmaceutical company dedicated to the development of gene transfer therapy products for the treatment of severe cardiovascular and peripheral vascular disease. Corautus is currently developing and testing a gene transfer product using the Vascular Endothelial Growth Factor 2 (VEGF-2) gene to promote therapeutic angiogenesis in ischemic muscle. In July 2003, Corautus entered into a series of agreements with Boston Scientific Corporation to fund, develop, commercialize and distribute the VEGF-2 gene therapy products.

Forward Looking Statement

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These risks include statements which address operating performance, events or developments that we expect or anticipate will occur in the future, such as projections about our future results of operations or our financial condition, benefits from the alliance with Boston Scientific, synergies from the merger between GenStar and Vascular Genetics, research, development and commercialization of our product candidates, anticipated trends in our business, approval of our product candidates and other risks that could cause actual results to differ materially. These risks are discussed in Corautus Genetics Inc.’s Securities and Exchange Commission filings, including, but not limited to, the risks discussed in Corautus’ Annual Report on Form 10-K (File No. 001-15833) filed March 28, 2003, which are incorporated by reference into this press release.